Exhibit 14.1

TUFCO TECHNOLOGIES, INC.
CODE OF ETHICS FOR
SENIOR FINANCIAL OFFICERS

Tufco Technologies, Inc. (the “Company”) has an Employee Code of Conduct applicable to all employees of the Company. The Chief Executive Officer, the Chief Financial Officer, principal accounting officer and controller, or persons performing similar functions of the Company (the “Senior Financial Officers”) are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. Because of the important and elevated role in our corporate governance system held by the Senior Financial Officers, they are subject to the following additional policies set forth in this Code of Ethics:

1.	The Senior Financial Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that encourage and reward professional integrity in all aspects of our financial organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from our financial organization or our Company. The Senior Financial Officers will demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout our finance organization.

2.	The Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission and other public communications made by the Company. Accordingly, it is the responsibility of each Senior Financial Officer promptly to bring to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Committee in fulfilling its responsibilities as specified in the Audit Committee Charter and the Company’s policies and procedures regarding financial reporting and disclosure.

3.	Each Senior Financial Officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.	Each Senior Financial Officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning the violation of the Company’s Employee Code of Conduct or of this Code of Ethics for Senior Financial Officers, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

5.	Each Senior Financial Officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

6.	The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Employee Code of Conduct or of this Code of Ethics by Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Employee Code of Conduct and this Code of Ethics, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors, or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.